Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Fourth Quarter Results

Announces Multi-State, Unilateral Termination by UnitedHealth Group

FORT LAUDERDALE, Fla., February 20, 2020 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, and other pediatric services, today reported earnings from continuing operations of $0.40 per share for the three months ended December 31, 2019. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.91.

For the 2019 fourth quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $905 million;

•	Net income of $33 million; and

•	Adjusted EBITDA of $132 million.

“Our operating results for the fourth quarter were in line with our expectations,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “2019 was a year of significant organizational change, leadership restructuring and broad, aggressive transformational activity. We believe that we enter 2020 with distinct and effective operating plans for each of our core medical groups, and that we have established a pathway to stabilizing our financial results over the coming year and setting the stage for growth in the years to follow. I am also tremendously proud of the clinical achievements of our affiliated physicians, which reflect significant investments in quality, safety and efficiency and underscore our unchanging commitment to take great care of the patient.”

Unilateral, Multi-State Termination by UnitedHealth Group

MEDNAX has received notification by entities affiliated with UnitedHealth Group that contracts of the Company’s affiliated practices across four states, covering all of the services that MEDNAX affiliated physicians provide in those states, have been unilaterally terminated, with effective dates ranging from March 1 to September 1, 2020. The total annual historical revenue under these contracts represents approximately two percent of MEDNAX’s consolidated annual 2019 revenue of $3.5 billion.

Given the unprecedented nature of these actions, MEDNAX cannot estimate the impact of these surprise terminations, which eliminate from United’s networks MEDNAX-affiliated physicians providing anesthesia coverage, neonatology, and high-risk obstetrics in urban and rural areas.

“We are disappointed that United would take such action to unilaterally terminate our affiliated practices from its networks, across multiple states and affecting access by its members to many critical healthcare services,” said Dr. Medel. “It has always been our practice to minimize exposure to out-of-network bills for our patients, and to negotiate in good faith with our commercial payors to achieve that goal. It is our hope that we can achieve an outcome in this matter that is acceptable to all parties, including the patients receiving critical healthcare services.”

Operating Results from Continuing Operations

MEDNAX’s net revenue for the three months ended December 31, 2019 was $905.4 million, compared to $888.4 million for the prior-year period. MEDNAX’s same-unit revenue increased by 2.3 percent, while growth attributable to recent acquisitions was offset by the non-renewal of certain contracts.

Same-unit revenue from net reimbursement-related factors increased by 1.3 percent for the 2019 fourth quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting and hospital contract administrative fees.

The percentage of services reimbursed under government programs increased by approximately 50 basis points for the 2019 fourth quarter compared with the prior-year period.

Same-unit revenue attributable to patient volume increased by 1.0 percent for the 2019 fourth quarter as compared to the prior-year period, driven by increases across almost all service lines. For the quarter, neonatal intensive care unit (NICU) patient days increased by 1.7 percent compared to the prior-year period, which reflects unchanged births at the hospitals where MEDNAX-affiliated practices provide neonatology services and slight increases in average rate of admission and average length of stay.

For the 2019 fourth quarter, practice salaries and benefits expense was $648.0 million, compared to $630.0 million for the prior-year period, an increase of $18.0 million. Of this increase, approximately $10 million reflects growth in medical malpractice and other non-salary expenses, while the remainder was attributable to growth in clinical compensation expense.

During the prior-year period, the Company incurred approximately $8 million in salary and benefit expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice was no longer billing for service effective July 1, 2018.

For the 2019 fourth quarter, general and administrative expenses were $96.9 million, as compared to $105.5 million for the prior-year period. This decrease in general and administrative expenses compared to the prior-year period primarily reflects net staffing reductions.

As previously disclosed, MEDNAX has incurred, and anticipates that it will continue to incur, certain expenses related to transformational and restructuring activities. For the fourth quarter of 2019, these expenses totaled $44.3 million, which includes $32.5 million related to external consulting costs for various process improvement and transformational activities, primarily focused on enterprise replatforming and information technology; $8.4 million related to position eliminations; and $3.4 million related to contract termination fees primarily related to real-estate lease contract terminations.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and transformational and restructuring related expenses, was $132.2 million for the 2019 fourth quarter, compared to $130.2 million for the prior-year period. Adjusted EBITDA from continuing operations for the prior year period reflects approximately $8 million in expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice was no longer billing for service effective July 1, 2018.

Depreciation and amortization expense was $19.4 million for the fourth quarter of 2019 compared to $21.4 million for the fourth quarter of 2018, reflecting a decrease in amortization expense underlying various intangible assets due to the expiration of amortization periods.

Interest expense was $27.7 million for the fourth quarter of 2019 compared to $25.4 million for the fourth quarter of 2018, due primarily to a higher effective interest rate on borrowings between the two periods. The increase in effective interest rate specifically reflects the impact of the Company’s issuance of senior notes in November of 2018 and February of 2019.

MEDNAX generated income from continuing operations of $33.0 million for the 2019 fourth quarter, or $0.40 per diluted share based on a weighted average 83.3 million shares outstanding. This compares with income from continuing operations of $61.7 million, or $0.70 per diluted share, for the 2018 fourth quarter, based on a weighted average 88.3 million shares outstanding. The decrease in weighted average shares outstanding is related to the impact of shares repurchased during 2018 and 2019.

For the fourth quarter of 2019, MEDNAX reported Adjusted EPS from continuing operations of $0.91, compared to $0.89 for the third quarter of 2018. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and other discrete tax items. For the prior year period, Adjusted EPS from continuing operations reflects approximately $0.07 in after-tax expenses related to the continued employment of clinicians affected by the previously noted non-renewal of a certain contract.

For the year ended December 31, 2019, MEDNAX generated revenue from continuing operations of $3.51 billion, compared to $3.45 billion for the prior year. Adjusted EBITDA from continuing operations for the year ended December 31, 2019 was $500.8 million, compared to $527.7 million for the prior year. MEDNAX reported a loss from continuing operations of $1.15 billion, or $13.78 per share, for the year ended December 31, 2019, based on a weighted average 83.5 million shares outstanding, which compares to income from continuing operations of $258.6 million, or $2.82 per share, based on a weighted average 91.6 million shares outstanding for the prior year. For the year ended December 31, 2019, MEDNAX reported Adjusted EPS from continuing operations of $3.38, compared to $3.55 in the same period of 2018.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $112.8 million at December 31, 2019, and net accounts receivable were $498.9 million.

During the fourth quarter of 2019, MEDNAX generated cash from continuing operations of $127.6 million, compared to $123.7 million during the fourth quarter of 2018.

Additionally, effective October 31, 2019, MEDNAX completed the previously announced sale of its MedData business to an affiliate of Frazier Healthcare Partners, for cash consideration of approximately $250 million at closing, as well as economic consideration with a value of up to $50 million that is contingent on both short and long-term performance of MedData. MEDNAX realized certain cash tax benefits from the transaction during the fourth quarter of 2019 and also anticipates incremental cash tax benefits in the coming periods.

During the fourth quarter of 2019, MEDNAX used $209.8 million to repay borrowings on its revolving line of credit and as of December 31, 2019, the Company had no borrowings under its revolving credit facility. Also during the fourth quarter of 2019, MEDNAX also used $82.6 million to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions and $6.9 million to fund capital expenditures.

At December 31, 2019, MEDNAX had total debt outstanding of $1.75 billion, consisting solely of senior notes.

“Our internally generated cash flow, combined with MedData sale proceeds, enabled us to fund significant activity through 2019,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “In addition to reducing our financial leverage, we deployed capital across acquisitions, our transformational expenses, and other shareholder-friendly uses. Moreover, we generated meaningful prospective cash tax savings that we believe will fund a significant portion of our ongoing transformational investments in 2020 as we move through the most intensive period of this program.”

2020 First Quarter Outlook

For the 2020 first quarter, MEDNAX expects Adjusted EPS will be in a range of $0.55 to $0.63. The Adjusted EPS from continuing operations range excludes $0.11 per diluted share of estimated amortization expense, $0.07 per diluted share of estimated stock-based compensation expense and $0.22 per diluted share of third-party costs within transformational and restructuring related expenses.

This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2020 will be in a range of two to four percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the first quarter of 2020 of 27.0 percent and average diluted shares outstanding of 84.5 million.

Additionally, for the 2020 first quarter, MEDNAX expects that Adjusted EBITDA will be $95 million at the midpoint, with a range of between $90 million and $100 million. For the 2020 first quarter, MEDNAX expects that Adjusted EBITDA from continuing operations will exclude roughly $25 million in third-party costs within transformational and restructuring expenses.

The Company’s outlook for the first quarter of 2020 does not include any potential impact from the announced contract terminations initiated by UnitedHealth. MEDNAX is not able to forecast the outcome of this matter, nor estimate the potential impact to its results.

Consistent with prior years, MEDNAX’s results from operations in the 2020 first quarter, when compared on a sequential basis to the 2019 fourth quarter, will be affected by annual seasonality. These recurring items reduce MEDNAX’s net income, Adjusted EBITDA and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

These factors include the incurrence of a disproportionate share of the annual expenses associated with Social Security payroll taxes and 401(k) match. These seasonal factors also include impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter.

Preliminary 2020 Outlook

On a preliminary basis, MEDNAX anticipates that its 2020 Adjusted EBITDA, as defined above, will be $470 million at the midpoint, with a range of between $450 million and $490 million. Additionally, the Company anticipates an effective tax rate for the full year 2020 will be 27 percent and that average diluted shares for the full year will be approximately 85 million.

This outlook does not include any potential impact from the announced contract terminations initiated by UnitedHealth. The Company is not able to forecast the outcome of this matter, nor estimate the potential impact to its results.

“Our preliminary outlook for 2020 Adjusted EBITDA contemplates a moderation of the margin pressure we have experienced in the recent past as we undertake aggressive operating plans within our medical groups and our shared-services functions,” said Mr. Farber. “Consistent with our previous outlook, we also anticipate that our transformational investments will begin to decline later in the year as projects are completed, and that we will both realize increasing benefits from these projects and exit the majority of our third-party engagements through 2021.”

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and twelve months ended December 31, 2019 and 2018 is provided in the financial tables of this press release. Forward-looking information for Adjusted EBITDA and Adjusted EPS is provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, net income and net income per share, is not available without unreasonable effort due to the unpredictable nature of the reconciling item for the non-third party consulting cost component of transformational and restructuring related expenses. MEDNAX believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to forecast. MEDNAX believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET March 6, 2020 by dialing 866.207.1041, access Code 6480165. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,325 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors,” as well as MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s transformation and restructuring initiatives.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net revenue	$905,375	$888,436	$3,513,542	$3,454,810

Operating expenses:
Practice salaries and benefits	647,968	630,048	2,508,778	2,426,376
Practice supplies and other operating expenses	32,009	25,870	112,766	108,851
General and administrative expenses	96,926	105,532	404,643	403,934
Depreciation and amortization	19,410	21,433	78,860	83,832
Transformational and restructuring related expenses	44,311	—	95,329	—
Goodwill impairment	—	—	1,449,215	—

Total operating expenses	840,624	782,883	4,649,591	3,022,993

Income (loss) from operations	64,751	105,553	(1,136,049)	431,817
Investment and other income	1,429	981	5,671	5,211
Interest expense	(27,677)	(25,448)	(119,381)	(88,789)
Equity in earnings of unconsolidated affiliates	2,304	2,277	7,779	6,825

Total non-operating expenses	(23,944)	(22,190)	(105,931)	(76,753)

Income (loss) from continuing operations before income taxes	40,807	83,363	(1,241,980)	355,064
Income tax (provision) benefit	(7,824)	(21,701)	91,886	(96,453)

Income (loss) from continuing operations	32,983	61,662	(1,150,094)	258,611
(Loss) income from discontinued operations, net of tax	(23,652)	(1,448)	(347,608)	10,018

Net income (loss)	$9,331	$60,214	$(1,497,702)	$268,629

Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.40	$0.70	$(13.78)	$2.82

(Loss) income from discontinued operations	$(0.29)	$(0.02)	$(4.16)	$0.11

Net income (loss)	$0.11	$0.68	$(17.94)	$2.93

Weighted average diluted shares outstanding	83,288	88,258	83,495	91,606

MEDNAX, Inc.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Income (loss) from continuing operations	$32,983	$61,662	$(1,150,094)	$258,611
Interest expense	27,677	25,448	119,381	88,789
Income tax provision (benefit)	7,824	21,701	(91,886)	96,453
Depreciation and amortization	19,410	21,433	78,860	83,832
Transformational and restructuring related expenses	44,311	—	95,329	—
Goodwill impairment	—	—	1,449,215	—

Adjusted EBITDA from continuing operations	$132,205	$130,244	$500,805	$527,685

MEDNAX, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2019		2018
Weighted average diluted shares outstanding	83,288		88,258
Income (loss) from continuing operations and diluted income from continuing operations per share	$32,983	$0.40	$61,662	$0.70
Adjustments (1):
Amortization (net of tax of $3,033 and $3,652)	8,411	0.10	10,395	0.12
Stock-based compensation (net of tax of $1,676 and $2,381)	4,650	0.06	6,775	0.07
Transformational and restructuring related expenses (net of tax of $11,742)	32,569	0.39	—	—
Net impact from discrete tax events	(3,331)	(0.04)	—	—

Adjusted income and diluted EPS from continuing operations	$75,282	$0.91	$78,832	$0.89

(1)

Tax rates of 26.5% and 26.0% were used to calculate the tax effects of the adjustments for the three months ended December 31, 2019 and 2018, respectively. The tax rate used for the three months ended December 31, 2019 excludes the impact of discrete tax events.

	Twelve Months Ended September 30,
	2019		2018
Weighted average diluted shares outstanding	83,495		91,606
(Loss) income from continuing operations and diluted income from continuing operations per share	$(1,150,094)	$(13.78)	$258,611	$2.82
Adjustments (1):
Amortization (net of tax of $13,192 and $14,793)	35,668	0.43	39,743	0.43
Stock-based compensation (net of tax of $9,544 and $10,284)	25,807	0.31	27,626	0.30
Transformational and restructuring related expenses (net of tax of 25,739)	69,590	0.83	—	—
Goodwill impairment (net of tax of $147,215)	1,302,000	15.59	—	—
Net impact from discrete tax events	(773)	—	—	—

Adjusted income and diluted EPS from continuing operations	$282,198	$3.38	$325,980	$3.55

(1)

Tax rates of 27.0% and 27.1% were used to calculate the tax effects of the adjustments for the year ended December 31, 2019 and 2018, respectively. The tax rate used for the year ended December 31, 2019 excludes the impact of discrete tax events.

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of	As of
	December 31, 2019	December 31, 2018
Assets:
Cash, cash equivalents and restricted cash	$112,767	$45,491
Investments	74,510	91,622
Accounts receivable, net	498,869	506,723
Other current assets	45,361	34,289
Intangible assets, net	274,407	313,165
Operating lease right-of-use assets	82,824	—
Goodwill, other assets, property and equipment	3,057,163	4,255,007
Assets held for sale	—	691,184

Total assets	$4,145,901	$5,937,481

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$511,866	$448,567
Total debt, net	1,730,425	1,974,534
Operating lease liabilities	90,322	—
Other liabilities	314,292	367,067
Liabilities held for sale	—	59,429

Total liabilities	2,646,905	2,849,597
Total shareholders’ equity	1,498,996	3,087,884

Total liabilities and shareholders’equity	$4,145,901	$5,937,481